Exhibit 99.1

Investor Contact: Katie Reinsmidt, EVP & Chief Operating Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com
Media Contact: Stacey Keating, Vice President, Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIES WELCOMES HIGHLY REGARDED REIT PROFESSIONAL
MICHAEL A. TORRES TO ITS BOARD OF DIRECTORS

CHATTANOOGA, Tenn. (June 15, 2023) – CBL Properties (NYSE: CBL) today announced that Michael A. Torres has been appointed to the Company’s board of directors.  Mr. Torres was also appointed to serve as a member of the Company’s Audit Committee.

“With a more than 35-year career in real estate and securities investing, Michael brings a tremendous amount of relevant and complementary experience to CBL’s board of directors,” said David J. Contis, chairman of the board. “Michael’s investment acumen and understanding of the real estate landscape through various cycles will be an asset to our Company and Board as we continue to pursue opportunities to create value for our shareholders. The addition of Michael also furthers our commitment to enhancing diversity throughout the organization, including at the Board level.”

Mr. Torres serves as chief executive officer and portfolio manager of Adelante Capital Management, LLC, a minority-owned investment management firm focused on publicly traded real estate securities. Mr. Torres joined the firm in February 1995. Prior to joining Adelante, Mr. Torres was the director of real estate research and a portfolio manager for Wilshire Asset Management. At Wilshire, he created the Wilshire Real Estate Securities Index, widely recognized as the industry’s performance benchmark.

Mr. Torres serves on the board of directors of Colovore LLC and Renova Therapeutics, Investment Committee for the Stern Grove Festival Foundation, and the BEE Partners LP Advisory Board. Mr. Torres received a B.A. in Architecture and an M.B.A. from University of California, Berkeley.

About CBL Properties
Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 94 properties totaling 58.5 million square feet across 22 states, including 56 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K, and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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